Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

‘GRASS TURNING GREENER’

STATES NATIONAL BEVERAGE CORP.

FIRST QUARTER REVENUES UP

CITES LONG-TERM PERFORMANCE CHART

FORT LAUDERDALE, FL, September 8, 2022 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for the first quarter of its 2023 fiscal year.

First Quarter Ended July 30, 2022:

●	Net sales increased to $318.1 million

●	Net income was $35.5 million

●	Earnings per share was $.38

●	Cash grew to $56 million after $30 million of debt repayment

“A company’s principal fiduciary purpose is to not only protect shareholder investment; its ultimate goal is to create long-term enterprise value. Presently, that goal is being compromised by factors never before witnessed.

As the leader of the premium domestic sparkling water category, LaCroix was impacted by the volume declines of the category and the apparent trading-down by consumers. Our Power+ brands previously recorded revenue and volume growth for 23 years, and we certainly plan for the return of normalized marketplace conditions that promote pre-pandemic brand growth,” stated a company spokesperson.

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National Beverage Corp.

“In a recent letter to our shareholders, we included the following:

‘Our Company has an undeniable connection with its long-term shareholders. Those shareholders who have rewarded us with their loyalty have been justly rewarded with 750% appreciation since becoming a public company, compared to 196% in the S&P 500 over that same period. We also have shared our free cash flow with our shareholders by paying $1.2 billion in cash dividends over the last 17 years.’

We are committed to strengthening our focus to create long-term brand equity by upholding marketplace price discipline while remaining focused on managing margins and cash flows. We continue to believe that this philosophy, together with our innovative strengths, have positioned National Beverage for long-term success and the ability to create appreciable shareholder value,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the
Three and Twelve Month Periods Ended July 30, 2022
(in thousands, except per share amounts)

	3 Months Ended	12 Months Ended
	July 30, 2022

Net Sales	$318,117	$1,144,418

Net Income	$35,454	$140,150

Earnings Per Common Share
Basic	$.38	$1.50
Diluted	$.38	$1.50

Average Common Shares Outstanding
Basic	93,338	93,331
Diluted	93,599	93,605

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual result or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.